Exhibit 10.3

[English translation from the original Russian language document]

July 1, 2013

To: Mr. Tsakhai Khairullaevitch Katsaev

Re:        TOT MONEY LLC, a company organized and existing under the laws of the Russian Federation (the “Company” or “TOT Money”)

Dear Tsakhai Khairullaevitch,

You are kindly requested to confirm the following:

1. Ts.Kh. Katsaev shall guarantee that “Average Calculated Margin of 'TOT Money' ” of each month of the calendar year 2013 shall be not less than 11 (eleven) percent starting from July 1, 2013.

2. For the purposes of this document, “Average Calculated Margin of 'TOT Money'” shall mean with respect to “TOT Money” for each month of the calendar year 2013:

(i) in the numerator the difference between the sum of statements of operators/aggregators and the amount of payments to partners (traffic providers), calculated in accordance with data of billing system (a software and hardware complex which is under control of Ts.Kh. Katsaev and being used by TOT MONEY LLC and by Ts.Kh. Katsaev for determining the volume and the value of traffic, including the amount of monetary funds to be paid to partners) and in the denominator –

(ii) the sum of money confirmed by the statements of mobile phone operators/aggregators for the same period (one month).

In order for the Average Calculated Margin of “TOT Money” to be effective, it must be verified and confirmed by an independent third party (the “Independent Third Party”). The Independent Third Party means any firm listed on Annex A or any other internationally recognized accounting firm as unanimously agreed by the participants of the Company, including any Affiliate of such firms.

3. Average Calculated Margin of “TOT Money” shall include the following expenses (hereinafter referred to as the "Expenses of TOT MONEY LLC":

(i) No more than 3% (being calculated similarly to Average Calculated Margin of “TOT Money” calculation) – expenses of TOT MONEY LLC related to payments of remuneration to partners of TOT MONEY LLC in a manner convenient to them ("transport");

(ii) 3.5% (being calculated similarly to Average Calculated Margin of “TOT Money” calculation) - permanent fixed costs related to operating activities of TOT MONEY LLC (e.g., such sum when the traffic is less than 300,000,000 (three hundred million) Russian rubles in each month may not exceed 10,000,000 (ten million) Russian rubles, if the traffic shall increase or decrease you shall provide full transparency of increasing and decreasing of operating expenses of TOT MONEY LLC. Such expenses include the following costs:

1. Mandatory monthly payments to operators for the allocating and using short service numbers, traffic transmission;

2. Services provided by OOO “Craft-Telecom” (SMS communicating)

3. Leasing of head-end-equipment, leasing of disc space (hosting), technical telephony, leasing of communication links;

4. Offset of operator services on operating with short numbers (customer recurring fees);

5. Labor compensation fund (including taxes):

6. Leasing of office spaces and workshops;

7. Communication services (telephony, internet) for rented premises;

8. Other office expenses (postal and express services, back-office/reception servises, maintenance of office, acquiring and minor repairs of office equipment, computer and household appliance, furniture);

9. Software for the office (online documentation for accountants and lawyers);

10. Other services, including call-center and operating of EDO and electronic document management system;

11. Cash and settlements services and services of banks (operating account services);

12. Obligatory payments to the budget (taxes and charges);

13. Other expenses starting from July 2013 in this column not more than 1,500,000 Russian rubles all changes upward shall require the consent of participants of TOT MONEY LLC.

14. External consultants services in respect of highly specialized matters directly related to the economic activity of the company (licensing, translation services, etc.);

15. Services provided by involved companies (PSS Solution - Latvia, OOO "SDSP-Grupp" - Petrozavodsk, Russia);

16. Interest on loans from banks and third parties, including payments arising from the factoring agreement with OAO "Alfa-Bank".

4. The difference between Average Calculated Margin of «TOT Money» and the Expenses of TOT MONEY LLC shall be allocated as follows:

__________________________

_____________ Ц.Х. Кацаев / Ts.Kh. Katsaev	____________ С.В. Хабаров / S.V. Khabarov
_____________ О.П. Фирер / O.P. Firer	____________ К.Л. Зарипов / K.L. Zaripov

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Any and all payments of the Remuneration of Ts.Kh. Katsaev shall be subject to the limitations set forth in Paragraph 5 of this letter agreement.

After recovering of positive finance indexation of the Сompany in accordance with Paragraph 5 of this letter agreement, the participants of TOT MONEY LLC shall have the right to receive their share specified in this Paragraph 4 at any time during the applicable month and in the end of such month can provide final result of the settlements specified in this letter agreement.

5. The Parties acknowledge that as of June 30, 2013 the loss of TOT MONEY LLC economic activity is equal to 124,654,736 (one hundred twenty-four million six hundred fifty-four thousand seven hundred thirty six) Russian rubles, including:

- 87,000,000 Russian rubles - payments made with the consent of TOT MONEY LLC participants to persons that had previously controlled the business of TOT MONEY LLC;

- 22,000,000 Russian rubles – material losses resulted from acts of operators with respect to TOT MONEY LLC;

- 15,654,736 Russian rubles – payments not made by TOT MONEY LLC in favor of NETE LLC according to debt obligations incurred previously.

6. For the purposes of providing a possibility to continue TOT MONEY LLC operations, the Parties shall establish the period necessary for recovering the abovementioned loss in the amount of 124,654,736 (one hundred twenty-four million six hundred fifty-four thousand seven hundred thirty six) Russian rubles (the period necessary for recovering positive financial results of TOT MONEY LLC), hereinafter referred to as the "Period."

The term of the Period is from July 1, 2013 until the recovery in full of the abovementioned loss in the amount of 124,654,736 (one hundred twenty-four million six hundred fifty-four thousand seven hundred thirty-six) Russian rubles, that is achievement of positive financial results of TOT MONEY LLC. During this Period, Ts.Kh. Katsaev agrees to forfeit any monetary funds which would have been paid to him according to the letter agreement of January 14, 2013 signed by Ts.Kh. Katsaev, including a part specified in Paragraph 4 of this letter agreement. During this Period, Ts.Kh. Katsaev shall be obligated to transfer to the Company all monetary funds which should be paid to him under this letter agreement. However from the end of Period, Ts.Kh. Katsaev will be eligible to receive monetary funds which should be paid to him under the letter agreement of January 14, 2013 signed by Ts.Kh. Katsaev, including the amounts specified in Paragraph 4 of this letter agreement.

7. An obligation to pay a fine imposed by mobile phone operators on TOT MONEY LLC shall be transferred to a content-provider (a partner) who caused such fines.

_________________________

_____________ Ц.Х. Кацаев / Ts.Kh. Katsaev	____________ С.В. Хабаров / S.V. Khabarov
_____________ О.П. Фирер / O.P. Firer	____________ К.Л. Зарипов / K.L. Zaripov

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In the event of impossibility of paying the fine by the content-provider (partner) who caused such fines, the obligation to pay the fine shall be imposed on all content-providers (partners) of TOT MONEY LLC. For this purpose, the amount of the fine shall be divided among all content-provider (partners) proportionally to their respective ratios in TOT MONEY LLC's turnover.

8. In the event that a fine is imposed by mobile phone operators on TOT MONEY LLC on the grounds that do not correspond to technical facts, the burden of proving the unlawfulness of the fine shall be on Ts.Kh. Katsaev.

If as a result of submitting the conclusive evidence of a mistake, the fine is not canceled by mobile phone provider, payment of the fine shall be made out of the funds of TOT MONEY LLC.

9. The following agreement previously entered into with you shall be canceled and shall be null and void ab initio:

The Company shall make a quarterly payment of 750,000 (seventy five hundred thousand) United States Dollars to Mr. Tcahai Hairullaevich Katcaev to the extent that TOT Money’s Average Calculated Margin during each quarter of the calendar year 2013 meets the criteria set forth below:

Quarterly TOT Money’s Average Calculated Margin during a quarter of the calendar year 2013 is at least 11 (eleven) percent.

10. Ts.Kh. Katsaev shall take all necessary and any possible actions so that all monetary funds transferred to TOT MONEY LLC by Limited liability company “NET ELEMENT RUSSIA” (NETE LLC) and by other persons related to NETE LLC after this letter-agreement is signed would be immediately returned and replaced by monetary funds provided to TOT MONEY LLC under factoring agreement.

11. Ts.Kh. Katsaev shall take all necessary and any possible actions so that net income of TOT MONEY LLC would be withdrawn from turnover at the end of each calendar month if it is not contrary to the interests and purposes of the Company (as determined by the participants of TOT MONEY LLC).

12. This letter agreement (except the list of internationally recognized accounting firms specified in Annex A to this letter agreement) and all other agreements, executed in accordance with this letter-agreement is performed or shall be performed in Russian language. In case of translating of this letter-agreement or any of its provisions to another language or in case of dispute arising in respect of meaning of any provision of this letter agreement, the Russian version shall have precedence.

13. This letter agreement and any claims hereunder shall be governed by and construed in accordance with the laws of the Russian Federation applicable to contracts entered into in this jurisdiction and performed in it, and also shall not be subject to any regulations or rules regarding the choice of law or conflict of law that may cause the application of the laws of any jurisdiction other than the laws of the Russian Federation.

______________________

_____________ Ц.Х. Кацаев / Ts.Kh. Katsaev	____________ С.В. Хабаров / S.V. Khabarov
_____________ О.П. Фирер / O.P. Firer	____________ К.Л. Зарипов / K.L. Zaripov

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14. This letter agreement constitutes the entire agreement between the parties of this document by its subject matter and supersedes all prior agreements and understandings relating thereto, whether oral or written, notwithstanding any other provision of this letter agreement, to recover the positive financial results of the Company (as set forth Paragraph 6 of this letter agreement), after which all previous agreements are automatically renewed. None of the parties hereunder shall, without the prior written consent of the other parties to this letter agreement directly or indirectly assign, transfer of a security interest holding in trust or otherwise directly or indirectly transfer all or any part of its rights and obligations under this letter agreement. Except as expressly provided herein, nothing in this letter agreement confers any rights of any person who is not a party to this letter agreement or the heir or authorized successor in interest of the party to this letter agreement. This letter agreement may be signed and delivered (including by facsimile transmission) in one or more counterparts, and by different parties of this document in certain instances, each of them being signed and transmitted to be considered as the original, but all of them together make up one and the same agreement. Copies of the signed copies sent by facsimile or other electronic transmission service shall be considered as original signed copies.

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_____________ Ц.Х. Кацаев / Ts.Kh. Katsaev	____________ С.В. Хабаров / S.V. Khabarov
_____________ О.П. Фирер / O.P. Firer	____________ К.Л. Зарипов / K.L. Zaripov

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Please express your acceptance of the terms of this letter agreement by signing and affixing the date on the two copies of this letter agreement and returning one sined and dated copy of this letter agreement to the undersigned.

On behalf of the participants of TOT MONEY LLC:

/s/ Konstantin Leonidovitch Zaripov
Konstantin Leonidovitch Zaripov

On behalf of NETE LLC:

/s/ Sergey Valerievitch Khabarov
General Director of NETE LLC Sergey Valerievitch Khabarov

On behalf of Net Element International, Inc.:

/s/ Oleg Pavlovitch Firer
Chief Executive Officer of Net Element International, Inc. Oleg Pavlovitch Firer

/s/ Tsakhai Khairullaevitch Katsaev
Tsakhai Khairullaevitch Katsaev

Accepted and agreed July 2, 2013

_____________ Ц.Х. Кацаев / Ts.Kh. Katsaev	____________ С.В. Хабаров / S.V. Khabarov
_____________ О.П. Фирер / O.P. Firer	____________ К.Л. Зарипов / K.L. Zaripov

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Annex A

1. ICLC

2. Alinga Consulting and Audit, LLC

3. Audit Firm Femida Audit LLC

4. AuditProfit LLC

5. Benefit Management & Consulting

6. CJSC The Independent Consulting Group "2K Audit - Business Consulting"

7. Ernst & Young LLC

8. 'Finances M' close company

9. Intercom-Audit

10. Interexpertiza LLC

11. Nexia Pacioli

12. OOO Moore Stephens

13. Rosexpertiza LLC

14. RSM Top-Audit Limited Liability Company

15. UHY Yans-Audit, LLC

16. ZAO BDO

17. ZAO KPMG

18. ZAO PricewaterhouseCoopers Audit

19. ZAO Deloitte & Touche

On behalf of the participants of TOT MONEY LLC:

/s/ Konstantin Leonidovitch Zaripov
Konstantin Leonidovitch Zaripov

On behalf of NETE LLC:

/s/ Sergey Valerievitch Khabarov
General director of NETE LLC Sergey Valerievitch Khabarov

On behalf of Net Element International, Inc.:

/s/ Oleg Pavlovitch Firer
Chief Executive Officer of Net Element International, Inc. Oleg Pavlovitch Firer

/s/ Tsakhai Khairullaevitch Katsaev
Tsakhai Khairullaevitch Katsaev

Accepted and agreed July 2, 2013

_____________ Ц.Х. Кацаев / Ts.Kh. Katsaev	____________ С.В. Хабаров / S.V. Khabarov
_____________ О.П. Фирер / O.P. Firer	____________ К.Л. Зарипов / K.L. Zaripov

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